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                           December 13, 2023

       James Maronick
       Chief Financial Officer
       Solitario Resources Corp.
       4251 Kipling Street, Suite 390
       Wheat Ridge, CO 80033

                                                        Re: Solitario Resources
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed December 7,
2023
                                                            File No. 333-275925

       Dear James Maronick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Peter F. Waltz